Exhibit 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q4-10 and 2010 ANNUAL RESULTS CONFERENCE CALL

KEN RIZVI:

Thank you         .

Good afternoon and thank you for joining ON Semiconductor Corporation’s fourth quarter and 2010 annual results conference call. I am joined today by Keith Jackson, our President and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and a replay will be available for approximately 30 days following this conference call, along with our earnings release for the fourth quarter and year ended 2010. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial

Thursday, February 3, 2011

measures to the most directly comparable measures under GAAP are in our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter we will be attending the Goldman Sachs Technology and Internet Conference on February 15th and presenting at the Morgan Stanley Technology, Media and Telecom Conference on March 3rd.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe,” “estimate,” “anticipate,” “intend,” “expect,” “plan,” or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no

Thursday, February 3, 2011

obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

Now, let’s hear from Donald Colvin, who will provide an overview of the fourth quarter and 2010 annual results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thank you to everyone joining us today.

ON Semiconductor Corporation today announced that total revenues in the fourth quarter of 2010 were approximately $579.2 million, a decrease of approximately four percent from the third quarter of 2010. During the fourth quarter of 2010, the company reported GAAP net income of $61.0 million or $0.14 per fully diluted share. The fourth quarter 2010 GAAP net income included net charges of $38.2 million, or $0.09 per fully diluted share, from special items, which are detailed in schedules included in our earnings press release.

GAAP gross margin in the fourth quarter was 41.0 percent. Non-GAAP gross margin in the fourth quarter of 2010 was 41.2 percent.

Thursday, February 3, 2011

Fourth quarter 2010 non-GAAP net income was $99.2 million or $0.22 per share on a fully diluted basis and includes stock based compensation expense.

We exited the fourth quarter of 2010 with cash, cash equivalents and restricted cash of approximately $765.4 million, an increase of approximately $203 million from the previous quarter. We also exited the quarter with the lowest net debt position in the company’s history at approximately $123 million.

At the end of the fourth quarter, total days sales outstanding were approximately 46 days, down approximately two days compared with the third quarter of 2010. ON Semiconductor’s internal inventory increased slightly from third quarter levels on a days basis to approximately 96 days. Included in our total internal inventory is approximately $16 million of bridge inventory related to our announced closures of front-end manufacturing lines. Net of the bridge inventory, our inventory days would have been approximately

Thursday, February 3, 2011

92 days in the fourth quarter.

As expected, distribution inventories increased slightly to approximately 10 weeks exiting the fourth quarter.

Cash capital expenditures during the fourth quarter of 2010 were approximately $43 million bringing 2010 capital expenditures to approximately $189 million. We currently anticipate total capital expenditures for 2011 of approximately $250 million.

Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

END MARKETS

During the fourth quarter of 2010, our end market splits were as follows: the Computing end-market represented approximately 23 percent of fourth quarter 2010 sales. The Automotive end-market represented approximately 22 percent of fourth quarter sales. The Industrial,

Thursday, February 3, 2011

Military and Aerospace end-market represented approximately 19 percent of sales. The Consumer Electronics end-market represented approximately 16 percent of sales. The Communications end-market, which includes wireless and networking, represented approximately 16 percent of sales and the Medical end-market represented approximately 4 percent of sales.

TOP OEM CUSTOMERS

On a direct billings basis, no individual ON Semiconductor product OEM customer represented more than 6 percent of fourth quarter sales. Our top 5 product OEM customers during the fourth quarter were: Continental Automotive Systems, Delta, Hella, Motorola and Samsung.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia represented approximately 62 percent of revenue. Our sales in the Americas represented approximately 21 percent of revenue and Europe represented approximately 17 percent of revenue during the quarter.

Thursday, February 3, 2011

CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 45 percent of fourth quarter 2010 revenue. Sales through the distribution channel were approximately 45 percent of fourth quarter revenue and the EMS channel represented approximately 10 percent of revenue.

REVENUE BREAK-OUT

During the fourth quarter, ON Semiconductor revenues broken out by our product groups were as follows. The Standard Products Group represented approximately 34 percent of sales. The Automotive and Power Group represented approximately 23 percent of sales. The Computing and Consumer Group represented approximately 23 percent of sales and the Digital & Mixed-signal Product Group represented approximately 20 percent of sales. We will publish our quarterly and yearly revenue, gross margin and operating margin break-out of these segments in our Form 10-K filings for the year ended December 31, 2010.

Thursday, February 3, 2011

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details of other progress we have made:

Following the fourth quarter of 2010, we closed on the acquisition of SANYO Semiconductor. The addition of SANYO Semiconductor expands both our product portfolio and our global market reach into Japan. The SANYO Semiconductor portfolio also adds new capabilities to our offerings ranging from microcontrollers and custom ASICs to integrated power modules and motor control devices for the consumer, automotive and industrial end-markets.

We began our initial dialogue with SANYO Semiconductor approximately one year ago. Since then we have finalized overall manufacturing, operational and cross-selling strategies with their team and are in the execution phase of the integration which will take place over the next 18 to 24 months.

Last week we also signed a definitive agreement to acquire the CMOS Image Sensor Business Unit from Cypress Semiconductor.

Thursday, February 3, 2011

We expect this acquisition to solidify our position as a leading supplier of CMOS Image Sensor products. In particular, the two-dimensional high-speed CMOS image sensors acquired from Cypress should significantly strengthen and compliment ON Semiconductor’s existing image sensor products for the industrial, medical, computing and military/aerospace markets. We expect to complete this acquisition during the first quarter of 2011.

And now I’d like to turn to our end-market and product line results:

The Automotive end-market achieved record sales in the fourth quarter, as well as record annual sales in 2010. Fourth quarter automotive end-market sales were up approximately 11 percent while annual sales expanded approximately 48 percent from 2009. In 2010, growth in the automotive market was fueled by overall unit growth as well as the continued proliferation of electronics into automobiles ranging from entry level to luxury models. This has driven strong demand for our powertrain, automotive body and safety solutions.

Thursday, February 3, 2011

In the fourth quarter, we also saw continued adoption of our ASICs for parking assistance and position sensors. In addition, during the quarter, we received the “Semiconductor Supplier of the Year Award” from Yangfeng Visteon, the largest automotive electronics supplier in China. We are starting to see the early benefits from the opening of our Automotive Solutions Engineering Center (SEC) in China. Looking into the first quarter, we believe we will continue to see strength from this end-market.

Revenues in the Industrial, Military and Aerospace end-market grew sequentially in the fourth quarter by approximately two percent and annual sales grew by approximately 35 percent to record levels in 2010. During the year, we saw growth from heavy industrial applications such as factory automation as well as circuit breaking and motor control devices. As we enter 2011, we expect to see continued growth in applications such as smart metering, energy efficient building management products such as lighting control and HVAC, and in-building networks such as security systems and fire-protection systems.

Thursday, February 3, 2011

In the fourth quarter, the Communications end-market, which includes both wireless and networking experienced revenue declines of approximately four percent when compared to the third quarter of 2010.

In the wireless segment, revenue decreased, as expected, primarily due to lower overall unit sales during the quarter. We believe as we enter 2011, we are well positioned with multiple products for the next generation of smart phone applications. In the fourth quarter, we began shipping new power and thermal management products for the smart phone market as well as our first micro USB integrated circuits for this segment. We can now support up to $3.50 per smart phone with a full suite of products including our protection and filtering devices, audio amplifiers, LED drivers, dc-dc converters, USB switches, MOSFETs and medium scale subsystem IC integration devices.

In the networking segment, quarterly revenues were down slightly compared to the third quarter of 2010. As we look into 2011, we expect to see increased penetration of our custom ASICs and array of precision clock and timing products, as well as the ongoing build-out of

Thursday, February 3, 2011

networking infrastructure in China and India.

In the Computing end-market, as expected, we saw fourth quarter revenues down sequentially by approximately 11 percent. Annual revenues in 2010, however, grew by approximately 28 percent to record levels driven by continued proliferation of our products such as our energy efficient power management solutions, buck and boost converters, MOSFETs, audio amplifiers, protection devices, thermal products and standard products. We can now support up to $2.50 per tablet, up to $8 per notebook and more than $10 of content for high-end desktop computers with our full suite of products. While we experienced a sub-seasonal decline during the back half of 2010 for this segment, we are optimistic that the computing end-market related inventory correction is behind us and expect to see revenues stabilize in the first quarter of 2011.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

DONALD…

Thursday, February 3, 2011

DONALD COLVIN:

Thanks Keith.

FIRST QUARTER 2011 OUTLOOK

Based upon product booking trends, backlog levels and estimated turns levels, we anticipate that historical ON Semiconductor revenues, which exclude revenues from SANYO Semiconductor, will be approximately $570 to $590 million in the first quarter of 2011. This revenue guidance is better than normal seasonality and is supported by the backlog entering the quarter. Backlog levels at the beginning of the first quarter of 2011 represent over 90 percent of our anticipated first quarter 2011 revenues. In addition, based on current trends, we anticipate that backlog levels at the beginning of the second quarter of 2011 will be higher than those at the beginning of the first quarter.

We expect that average selling prices for the first quarter of 2011 will be down approximately one to two percent compared to the fourth quarter of 2010.

Thursday, February 3, 2011

We expect total cash capital expenditures of approximately $70 to $80 million in the first quarter of 2011 of which approximately $10 to $20 million is related to carry forwards from 2010.

For the first quarter of 2011, we expect GAAP and non-GAAP gross margin of approximately 40 to 41 percent. We also expect total GAAP operating expenses of approximately $137 million to $141 million. Our GAAP operating expenses include the amortization of intangibles, restructuring, asset impairments and other charges which total approximately $10 million. We also expect total non-GAAP operating expenses of approximately $127 to $131 million. We anticipate GAAP net interest expense and other expenses will be approximately $19 million for the first quarter of 2011, which includes non-cash interest expense of approximately $9 million. We anticipate our non-GAAP net interest expense and other expenses will be approximately $10 million. GAAP taxes are expected to be approximately $4 million and cash taxes are expected to be approximately $3 million. We also expect stock based

Thursday, February 3, 2011

compensation expense of approximately $11 to $13 million in the first quarter of 2011, of which approximately $3 million is expected to be in cost of goods sold and the remaining in operating expenses. This expense is included in our non-GAAP financial measures.

Our current fully diluted share count is approximately 460 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

In addition to our normal guidance for historical ON Semiconductor, which excludes the expected results from SANYO Semiconductor, we anticipate that SANYO Semiconductor will add approximately $260 to $285 million of incremental revenue to ON Semiconductor’s revenue guidance outlined before. We currently anticipate that the SANYO Semiconductor business will generate GAAP operating losses in the first quarter of 2011 from among other items, purchase accounting and acquisition related costs. We anticipate that the SANYO Semiconductor business will generate non-GAAP operating

Thursday, February 3, 2011

profits in the range of zero to five percent of SANYO Semiconductor sales in the first quarter of 2011.

Given the recent close of the SANYO Semiconductor transaction, we are still finalizing the purchase accounting associated with the transaction. We should be in a position to provide more details regarding the financials of SANYO Semiconductor on our next call.

With that, I would like to start the Q&A session.

Thank you and “                ” please open up the line for questions.

16